EXHIBIT 10.41

CHAIRMAN OF THE BOARD COMPENSATION ARRANGEMENT

        In September 2001, the Compensation Committee of the Board of Directors of Adaptec, Inc. (the "Company") approved the increase in director fees payable to Carl Conti, Chairman of the Board, to $100,000 per year, to be paid in equal monthly installments, and approved the grant of an option to purchase 30,000 shares of the Company's common stock under the Company's 1999 Stock Option Plan. The options became fully vested two years after the grant date. The Compensation Committee approved these director fees and option grant in consideration of Mr. Conti's working approximately one week per month, in addition to attendance at meetings of the Board of Directors, on Company strategy, business and other matters with Robert N. Stephens, the Company's President and Chief Executive Officer.